Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-5182. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Record Sales and Earnings

For the Third Quarter Ended September 29, 2012

Third Quarter Highlights:

•	Revenue increased 20% to a record $156.4 million; twelfth consecutive quarter of double digit sales growth

•	Net income from continuing operations increased 32% to $19.8 million, or $0.54 per diluted share.

•	Operating margin increased to 19.9% from 17.9% during the same period last year.

COLMAR, PENNSYLVANIA (November 1, 2012) – Dorman Products, Inc. (NASDAQ:DORM) today announced record revenues from continuing operations for the third quarter ended September 29, 2012, up 20% over the prior year to $156.4 million from $130.6 million. Revenue growth was driven primarily by strong overall demand for our products, higher revenues from recently-introduced products and the shipment of several large line updates. The Company also announced record net income from continuing operations of $19.8 million, or $0.54 per diluted share, for the third quarter ended September 29, 2012, up 32% from the prior year’s net income from continuing operations of $15.0 million, or $0.41 per diluted share.

Gross profit margin was 38.2% for the third quarter ended September 29, 2012 compared to 37.2% for the same period last year. The increase in margin percent is primarily the result of a favorable change in sales mix, lower transportation costs and lower provisions for excess and obsolete inventory. Selling, general and administrative expenses increased 14% in 2012 to $28.6 million from $25.2 million in 2011, but were down as a percentage of sales to 18.3% in 2012 from 19.3% in 2011. Cost increases were primarily the result of higher variable costs, additional product development spending and increased incentive compensation expense.

For the nine months ended September 29, 2012, revenues from continuing operations increased 15% over the prior year to $435.4 million from $377.8 million last year. Net income from continuing operations in 2012 increased 25% to $51.2 million from $41.0 million in the same period last year. Diluted earnings per share from continuing operations in 2012 rose 24% to $1.40 from $1.13 in the same period last year. Operating cash flow in 2012 was $28.6 million compared to $30.6 million in 2011.

“Our growing pipeline of new and recently-introduced new products continues to fuel our revenue growth. We have introduced nearly 2,500 new parts in 2012, of which over 630 of these were formerly dealer-only parts. We appreciate the continued acceptance of these new products by our customers and end users, and look forward to creating even more new revenue opportunities in the future,” said Mr. Steven Berman, Chairman and Chief Executive Officer. “Additionally, we are gaining traction in our Dorman HD Solutions ™ initiative launched in January, with over 200 formerly dealer-only parts available for immediate shipment to customers. Feedback from customers and end users has been positive. We remain committed to driving growth in this channel as well.”

During 2012, we liquidated our Swedish business, the results of which are presented as discontinued operations. The 2012 results include a $3.0 million non-cash currency translation gain and $1.5 million in benefits from foreign tax credits as a result of the liquidation.

Prior year earnings per share and weighted average share information have been adjusted to reflect the 2-for-1 stock split that occurred in June 2012.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, renew™, TECHoice™, Dorman HD Solutions™ and Symmetry® brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Third Quarter (unaudited)	9/29/12	Pct.	9/24/11	Pct.
Net sales	$156,411	100.0	$130,576	100.0
Cost of goods sold	96,665	61.8	81,979	62.8
Gross profit	59,746	38.2	48,597	37.2
Selling, general and administrative expenses	28,615	18.3	25,195	19.3
Income from operations	31,131	19.9	23,402	17.9
Interest expense, net	38	—	12	—
Income from continuing operations before income taxes	31,093	19.9	23,390	17.9
Provision for income taxes	11,337	7.3	8,374	6.4
Net income from continuing operations	19,756	12.6	15,016	11.5
Net income (loss) from discontinued operations	586	—	(3,516)	—
Net income	$20,342	—	$11,500	—
Diluted earnings (loss) per share:
Continuing operations	$0.54	—	$0.41	—
Discontinued operations	0.02	—	(0.09)	—
Diluted earnings per share	$0.56	—	$0.32	—

Weighted average diluted shares outstanding	36,622	—	36,418	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	39 Weeks		39 Weeks
Third Quarter (unaudited)	9/29/12	Pct.	9/24/11	Pct.
Net sales	$435,406	100.0	$377,790	100.0
Cost of goods sold	272,038	62.5	238,753	63.2
Gross profit	163,368	37.5	139,037	36.8
Selling, general and administrative expenses	82,103	18.8	75,122	19.9
Income from operations	81,265	18.7	63,915	16.9
Interest expense, net	90	0.1	95	—
Income from continuing operations before income taxes	81,175	18.6	63,820	16.9
Provision for income taxes	30,019	6.9	22,775	6.0
Net income from continuing operations	51,156	11.7	41,045	10.9
Net income (loss) from discontinued operations	4,506	—	(4,412)	—
Net income	$55,662	—	$36,633	—
Diluted earnings (loss) per share:
Continuing operations	$1.40	—	$1.13	—
Discontinued operations	0.13	—	(0.12)	—
Diluted earnings per share	$1.53	—	$1.01	—

Weighted average diluted shares outstanding	36,489	—	36,365	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	9/29/12	12/31/11
Assets:
Cash and cash equivalents	$66,071	$50,196
Accounts receivable	140,556	124,324
Inventories	134,302	115,845
Deferred income taxes	18,589	17,127
Prepaid expenses	3,792	2,661
Total current assets	363,310	310,153
Property & equipment	47,369	38,904
Goodwill	26,553	26,553
Other assets	1,436	1,083
Total assets	$438,668	$376,693

Liabilities & Shareholders’ Equity:
Accounts payable	$38,728	$31,646
Accrued expenses and other	13,005	12,907
Total current liabilities	51,733	44,553
Other long-term liabilities	3,058	3,406
Deferred income taxes	11,531	11,631
Shareholders’ equity	372,346	317,103
Total Liabilities and Equity	$438,668	$376,693

Selected Cash Flow Information:

(in thousands)	13 Weeks (unaudited)		39 Weeks (unaudited)
	9/29/12	9/24/11	9/29/12	9/24/11

Depreciation and amortization	$2,017	$1,984	$5,973	$5,710
Capital expenditures	$4,983	$4,522	$14,437	$14,914